Exhibit 99.1

                             CINCINNATI BELL INC.

               COMPLETES ACQUISITION OF IXC COMMUNICATIONS, INC.

Cincinnati, Ohio - November 9, 1999 - Cincinnati Bell Inc. (NYSE:CSN) announced today that it has completed its previously announced acquisition of IXC Communications, Inc.

Cincinnati Bell will exchange 2.0976 Cincinnati Bell common shares for each share of IXC common stock. IXC had approximately 37 million shares outstanding prior to the closing.

Cincinnati Bell also announced the completion of a $1.8 billion bank credit facility. This facility is being used to refinance certain debt of Cincinnati Bell and IXC and for general corporate purposes of Cincinnati Bell.

Cincinnati Bell is a full service, integrated communications company that provides competitive local communications as well as data, internet, wireless, entertainment, directory, long distance and data networking services to customers in the Cincinnati, Ohio, metropolitan area and in many other Midwestern cities. Cincinnati Bell is on the World Wide Web at cincinnatibell.com.

IXC's network-based delivery solutions are designed to address the speed and capacity requirements of the global communications market. IXC offerings include private line, fast packet (ATM and frame relay), Internet and long distance switched and dedicated services. IXC is at the forefront of the industry's new class of emerging domestic and international carriers.

Certain statements herein are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements represent Cincinnati Bell's expectations or beliefs concerning future events that involve risks and uncertainties, including the strength of the economy and the overall level of consumer spending, the performance of Cincinnati Bell's products within the prevailing retail environment, and other factors which are set forth in Cincinnati Bell's 1998 Form 10-K and in all filings with the SEC made by Cincinnati Bell subsequent to the filing of the Form 10-K. Cincinnati Bell does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.